Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of January 5, 2018, by and among Champion Enterprises Holdings, LLC, a Delaware limited liability company (“Contributor”) and each of the shareholders of Skyline Corporation, an Indiana corporation (“Company”) listed on the signature pages hereto (each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Exchange Agreement (as defined below) as of the date hereof.

W I T N E S S E T H:

WHEREAS, as of the date hereof, Company and Contributor entered into a Share Contribution & Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), providing for, among other things, the contribution by Contributor of the CHB Shares to the Company in exchange for the issuance by Company to Contributor of the Exchange Shares;

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of the Company Common Shares set forth on Exhibit A hereto (together with such additional shares of Company Common Shares as become beneficially owned by such Shareholder, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) but excluding any shares sold or transferred on or after the date hereof in compliance with Section 4.1, all such shares, the “Owned Shares”);

WHEREAS, the Owned Shares collectively represent 18.8% of the voting power of the outstanding capital stock of the Company as of the date hereof (as calculated with respect to the Company Shareholder Approval Threshold);

WHEREAS, as a condition to Contributor’s willingness to enter into and perform its obligations under the Exchange Agreement, Contributor has required that each Shareholder agree, and each Shareholder has agreed, among other things, to vote his Owned Shares in favor of the Company Shareholder Approval Matters and any other matters submitted to the Company shareholders in furtherance of the Exchange or the other transactions contemplated by the Exchange Agreement and to take the other actions described herein; and

WHEREAS, each Shareholder desires to express his support for the Exchange Agreement and the transactions contemplated thereby, including the Exchange and the Exchange Share Issuance.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, intending to create a voting agreement under Ind. Code § 23-1-31-2, the parties agree as follows:

1. Agreement to Vote; Irrevocable Proxy.

1.1. Agreement to Vote. Each Shareholder hereby agrees that, from the date hereof until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters and no other vote by the Company’s shareholders is required to consummate the transactions contemplated by the Exchange Agreement and (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the shareholders of the Company at which the approval of the Company Shareholder Approval Matters or any other matter requiring a vote of the Company’s shareholders necessary to consummate the Exchange and the other transactions contemplated by the Exchange Agreement is to be voted upon, however called, or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and vote (or cause to be voted) all of his Owned Shares at such time:

(a) in favor of approval of the Company Shareholder Approval Matters (and in the event that any Company Shareholder Approval Matters are presented as more than one proposal, in favor of each proposal that is part of the Company Shareholder Approval Matters), and in favor of any other matter presented or proposed as to approval of the Exchange or any part or aspect thereof or any other transactions or matters contemplated by the Exchange Agreement;

(b) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Company Shareholder Approval Matters on the date on which such meeting is held;

(c) against any Acquisition Proposal (other than any Acquisition Proposal of Contributor or its Affiliates), without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the Exchange, the Exchange Agreement or approval of the Company Shareholder Approval Matters or in competition or inconsistent with the Exchange and the other transactions or matters contemplated by the Exchange Agreement or the Company Shareholder Approval Matters;

(d) against any other action, transaction or agreement that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impair, impede, interfere with, delay, postpone, discourage, adversely affect or inhibit the timely consummation of (i) the Exchange or the other transactions contemplated by the Exchange Agreement or this Agreement or the performance by Shareholder of its obligations under this Agreement, or (ii) the ability of Contributor or Company to complete the Exchange;

(e) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, agreement, representation or warranty or any other obligation or agreement of Company or any Group Company contained in the Exchange Agreement, or of Shareholder contained in this Agreement; and

(f) in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Exchange Agreement, including the Exchange and the Company Shareholder Approval Matters (clauses (a) through (f), collectively, the “Required Votes”); provided, however, that it is expressly agreed that any vote to elect directors of the Company is not a Required Vote.

1.2. Irrevocable Proxy. Each Shareholder, intending to create an irrevocable proxy under Ind. Code § 23-1-30-3(e), hereby irrevocably and unconditionally grants to, and appoints, the Contributor as its attorney-in-fact and proxy with full power of substitution and resubstitution for and in the name, place and stead of Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares in accordance with the Required Votes, to the full extent of such Shareholder’s voting rights with respect to such Shareholder’s Owned Shares (which proxy is irrevocable and which appointment is coupled with an interest, but for the avoidance of doubt shall be deemed terminated and released with respect to any shares sold or transferred on or after the date hereof in compliance with Section 4.7). Shareholder hereby represents that any proxies heretofore given in respect of the Owned Shares, if any, are revocable and hereby revokes such proxies. Upon Contributor’s reasonable request, each Shareholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein and if, for any reason, the proxy granted herein is not irrevocable, then Shareholder agrees, until the termination of this Agreement in accordance with Section 5.1, to vote the Owned Shares in accordance with the Required Vote as instructed by Contributor in writing. The proxy granted by each Shareholder in this Section 1.2 shall remain valid until the earlier of (i) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Approval Matters or (ii) the termination of this Agreement in accordance with Section 5.1, immediately upon which each such proxy shall automatically terminate without any further action required by any person. Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Exchange Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. The parties agree that the foregoing is a voting agreement.

1.3. No Power to Elect Directors. Notwithstanding anything herein or in the Exchange Agreement to the contrary, each party acknowledges and agrees that (i) this Agreement does not constitute an agreement to exercise or direct the exercise of the voting power of the Company in the election of directors of the Company and (ii) any Owned Shares shall not be deemed “control shares” as defined under Ind. Code § 23-1-42-1.

2. Representations and Warranties of Shareholders. Each Shareholder hereby severally represents and warrants to Contributor as follows:

2.1. Power; Due Authorization; Binding Agreement. Such Shareholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2. Ownership of Shares. On the date hereof, the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto are owned beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) by such Shareholder, free and clear of any security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Owned Shares), except as set forth opposite such Shareholder’s name on Exhibit A. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto. Except as set forth opposite such Shareholder’s name on Exhibit A, such Shareholder does not own any other outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, or (iii) options or other rights to acquire equity securities of the Company. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement, there are no proxies or powers of attorney or other authorization in or with respect to the Owned Shares and no Owned Shares have been deposited into a voting trust or subject to any voting agreement and there are no other commitments, agreements or arrangements in respect of the pledge, disposition or voting of the Owned Shares. Other than proxies and restrictions in favor of Contributor pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act, Exchange Act, or the “blue sky” laws of the various states of the United States, as of the date hereof, such Shareholder has, and at any shareholder meeting of the Company in connection with the Exchange Agreement and the transactions contemplated by the Exchange Agreement, including approval of the Exchange Share Issuance, such Shareholder will have (except as otherwise permitted by this Agreement, including in connection with the permitted Transfer (as defined below) of any Owned Shares), sole voting power and sole dispositive power with respect to all of the Owned Shares of such Shareholder.

2.3. No Conflicts. The execution and delivery by Shareholder of this Agreement does not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any lien upon any Owned Shares under, any provision of (i) any Contract to which such Shareholder is a party or by which any of the Owned Shares are bound or (ii) any Order or Legal Requirement applicable to Shareholder or any Owned Shares.

2.4. No Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Body or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

2.5. Acknowledgment. Such Shareholder understands and acknowledges that Contributor is entering into the Exchange Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of Contributor. Contributor hereby represents and warrants to each Shareholder that Contributor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Contributor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Contributor, and no other proceedings on the part of Contributor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Contributor and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Contributor.

4. Certain Covenants of the Shareholders.

4.1. Restriction on Transfer, Proxies and Non-Interference. Each Shareholder hereby agrees, except as permitted by Section 4.7, from the date hereof until the earlier of, (i) the termination of this Agreement in accordance with Section 5.1 and (ii) the time that the Company Shareholder Approval Threshold has been obtained with respect to all Company Shareholder Matters, not to, directly or indirectly, (a) sell, transfer, pledge, encumber, assign, gift, tender in any tender or exchange offer, hypothecate or otherwise dispose of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment, gift, tender, hypothecation or other disposition of (including by gift, merger, by testamentary disposition, by operation of law or otherwise), or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant or permit the grant of any proxies or powers of attorney or other authorization in or with respect to the Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, in each case with respect to any vote on the approval of the Exchange, the Company Shareholder Approval Matters, or any other matters set forth in this Agreement including, without limitation, Section 1 (other than a proxy to Contributor as set forth in Section 1.2), (c) take any action that would cause any representation or warranty of such Shareholder contained herein to become untrue or incorrect or have the effect of restricting, limiting, interfering, preventing or disabling such Shareholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions. Any action taken in violation of the foregoing sentence shall be null and void and each Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

4.2. Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, it shall not, and shall not permit any Affiliate, to (i) enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares in respect of the Required Votes and (ii) at any time while this Agreement remains in effect, grant a proxy, consent or power of attorney with respect to the Owned Shares in respect of the Required Votes or any other agreement with respect to the voting of the Owned Shares in respect of the Required Votes.

4.3. Non-Solicitation. Prior to the date on which this Agreement terminates, Shareholder (solely in his capacity as a shareholder of Company) shall immediately cease and cause to be terminated all existing discussions or negotiations with any third parties that may be ongoing with respect to an Acquisition Proposal and will not, and will not permit or direct Company or any of Company’s Subsidiaries or any its and their respective officers, directors, employees and agents to, and shall direct each of its Representatives not to, directly or indirectly, (i) solicit, initiate, cooperate with, knowingly encourage, induce or facilitate any inquiries or the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Group Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or similar document or any agreement providing for or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement) or (vi) grant any waiver, amendment or release under, or fail to use commercially reasonable efforts to enforce, any standstill or confidentiality agreement to which Shareholder is a party concerning an Acquisition Proposal.

4.4. Other Covenants.

(a) Shareholder hereby agrees to promptly notify Contributor and Company of the number of any new Owned Shares acquired by Shareholder after the date hereof and prior to the expiration of this Agreement. Any such Owned Shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date hereof.

(b) As between Arthur J. Decio, Contributor and Company only, notwithstanding the foregoing Section 4.4(a), unless approved in advance in writing by Contributor, such Shareholder hereby agrees that neither Shareholder nor any other person acting on behalf of or in concert with Shareholder (or any of its representatives) will, directly or indirectly, either individually or as a member of a “group” (for purposes of Rule 13d-3 under the Exchange Act) acquire, by purchase or otherwise, any new Owned Shares, options to acquire any new Owned Shares, or any right, title or interest in any new Owned Shares, in each case, after the date hereof and prior to the expiration of this Agreement.

4.5. No Limitations on Actions. The parties hereto acknowledge that each Shareholder is entering into this Agreement solely in his individual capacity as the beneficial owner of the applicable Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Shareholder, or any affiliate, employee or designee of such Shareholder or any of its affiliates in its, his or her capacity, if applicable, as an officer or director of the Company or, except as set forth herein, any of its affiliates. Nothing in Section 4.2 prohibits action taken or requires action omitted by any person as a director or officer of the Company in compliance with the Exchange Agreement.

4.6. Further Assurances. From time to time, at the request of Contributor and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each Shareholder hereby (a) authorizes Contributor and Company to publish and disclose in any public announcement, disclosure required by the SEC or applicable Law or the Proxy Statement, such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that Contributor reasonably determines is required to be disclosed in connection with the Exchange and the transactions contemplated by the Exchange Agreement; (b) agrees to promptly give to Contributor and Company any information Contributor may reasonably require for the preparation of any such disclosure documents; and (c) agrees to promptly notify Contributor and Company of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

4.7. Permitted Transfers. Any Shareholder that Transfers any Owned Shares to Permitted Transferees and Affiliates of such Shareholder (such Permitted Transferees and Affiliates, “Potential Transferees”) shall, in connection with such transfer, cause each such Potential Transferee to (i) execute a signature page to this Agreement pursuant to which such Potential Transferee agrees to be a “Shareholder” pursuant to this Agreement with respect to such Transferred Owned Shares and (ii) provide the requisite contact information for such Potential Transferee as contemplated by Exhibit B. “Permitted Transferee” means, with respect to any Shareholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Shareholder, (B) any trust, the trustees of which include only the Persons named in clause (A) and the beneficiaries of which include only the Persons named in clause (A), (C) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), (D) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (E) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Owned Shares to Potential Transferees made pursuant to this Section 4.7 shall not be a breach of this Agreement.

5. Miscellaneous.

5.1. Termination of this Agreement. This Agreement, and all terms and conditions contained herein, shall terminate upon the earlier to occur of (i) the Closing Date, (ii) the termination of the Exchange Agreement in accordance with its terms, or (iii) the occurrence of any Change in Recommendation made in compliance with the Exchange Agreement.

5.2. Effect of Termination. This Agreement shall become void and of no effect with no liability on the part of any party hereto after its termination pursuant to Section 5.1; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither Contributor nor any Shareholder may assign any of their respective rights, duties or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of Contributor, in the case of any Shareholder, and Shareholder, in the case of Contributor, and, subject only to the immediately preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto.

5.4. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to a Shareholder, to the address, email or facsimile set forth opposite such Shareholder’s name on Exhibit B attached hereto.

(a)	If to Contributor:

Champion Enterprises Holdings, LLC

755 West Big Beaver Road, Suite 1000

Troy, MI 48084

Attn: General Counsel

Fax: (248) 273-4268

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

Attn.: David A. Fine

Email: david.fine@ropesgray.com

Fax: (617) 235-0030

(b)	If to Company:

Skyline Corporation

P.O. Box 743

2520 By-Pass Road

Elkhart, IN 46515

Attn: John C. Firth

Email: JCFirth@qdi.com

With a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Email: dhooper@btlaw.com

Fax: (317) 231-7433

5.6.	Governing Law; Venue.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Federal District Court for the Southern District of Indiana located in Indianapolis, Indiana and any appellate court therefrom. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 5.5 or in any other manner permitted by applicable Legal Requirement.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7. Specific Performance. Each Shareholder agrees that, in the event of any breach or threatened breach by such Shareholder of any covenant or obligation contained in this Agreement, Contributor would be irreparably harmed and that money damages would not provide an adequate remedy. Accordingly, each Shareholder agrees that the Company shall be entitled (in addition to any other remedy to which Contributor is entitled at law or in equity) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Shareholder further agrees that neither Contributor nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Shareholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

5.8. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

5.9. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11. Non-Recourse.

(a) No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.11 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

(b) Each party to this Agreement enters into this Agreement solely on his own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

CHAMPION ENTERPRISES HOLDINGS, LLC
By:	/s/ Roger K. Scholten
Name:	Roger K. Scholten
Title:	SVP

SHAREHOLDERS:

/s/ Arthur J. Decio
Arthur J. Decio

/s/ Richard W. Florea
Richard W. Florea

/s/ John C. Firth
John C. Firth

/s/ Samuel S. Thompson
Samuel S. Thompson

/s/ John W. Rosenthal, Sr.
John W. Rosenthal, Sr.

/s/ Matthew W. Long
Matthew W. Long

/s/ Thomas L. Eisele
Thomas L. Eisele

/s/ Terence M. Decio
Terence M. Decio

/s/ Jeffrey A. Newport
Jeffrey A. Newport

EXHIBIT A

COMPANY STOCK OWNERSHIP

Shareholder	Common Shares	Other Equity Securities
Arthur J. Decio	1,377,784	—
Richard W. Florea	23,500	307,000	(1)
John C. Firth	10,500	—
Samuel S. Thompson	3,000	—
John W. Rosenthal Sr.	1,000	—
Matthew W. Long	—	—
Thomas L. Eisele	—	—
Terence M. Decio	30,080	—
Jeffrey A. Newport	—	34,000	(2)

(1)	For Mr. Florea, consists of (i) outstanding options to purchase 265,000 Company common shares (of which, 185,000 options are currently unvested); and (ii) 42,000 shares of unvested restricted stock.
(2)	For Mr. Newport, consists of (i) outstanding options to purchase 31,000 Company common shares (of which, 26,000 options are currently unvested); and (ii) 3,000 shares of unvested restricted stock.

EXHIBIT B

SHAREHOLDERS’ CONTACT INFORMATION

Shareholder	Contact Information
Arthur J. Decio
Richard W. Florea
John C. Firth
Samuel S. Thompson
John W. Rosenthal Sr.
Matthew W. Long
Thomas L. Eisele
Terence M. Decio
Jeffrey A. Newport